CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

Q3 2009 Overview

•	Resorts sales of $65.0 million compared to $136.2 million in Q3 2008

	o	Reflects the deliberate reduction of Bluegreen-financed Resorts sales in light of challenging commercial credit markets

	o	Despite lower sales, Q3 2009 Resorts operating profit (1) was 25% of gross Resorts sales, or $18.0 million, as compared to 13% of gross Resorts sales, or $20.8 million in Q3 2008

•

Q3 2009 included revenue of approximately $7.0 million and Resorts operating profit of $1.7 million from commissions earned through the selling and marketing of outside developer inventory for a fee (one of the Company’s “fee-based services”)

•	Bluegreen Communities sales decline to $6.3 million from $10.7 million in Q3 2008

•	Net income of $3.9 million, or 5.5% of total sales, compared to net income of $6.8 million, or 4.6% of total sales, in Q3 2008

•	Diluted EPS of $0.13 compared to diluted EPS of $0.21 in Q3 2008

•	Unrestricted cash and equivalents of $55.0 million at September 30, 2009

•	Anticipated material reduction of book value per share in January 2010 upon adoption of required changes in accounting

Boca Raton, Fla. – November 9, 2009 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the third quarter ended September 30, 2009.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “The third quarter of 2009 marks approximately one year since we introduced strategic initiatives designed to materially reduce Resorts sales while increasing their associated profitability, preserving cash, and conserving availability under our receivables credit facilities, all steps taken in response to a significantly contracted commercial credit market and weak general economic conditions. While there is still much work to be done, we believe that our efforts are being validated based on a number of important metrics achieved during the third quarter of 2009. Although net income and Resorts operating profit were lower on a dollar basis compared to the third quarter of 2008, each rose as a percentage of sales compared to the prior year period, with Resorts operating profit nearly doubling to 25% during the third quarter of 2009. We are also generating new, cash revenue streams by marketing fee-based services to outside timeshare developers and others; these services utilize our core management, financial, sales and marketing, and operating abilities. During the third quarter of 2009, we sold $11.3 million of outside developer inventory and earned a sales and marketing commission of $7.0 million as compared to no such revenues in the third quarter of 2008. We are continuing to pursue additional fee-based services relationships.

(1)

Resort operating profit (loss) is defined as operating profit (loss) prior to the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes. A reconciliation of Resort operating profit to income before non-controlling interest and provision for income taxes is included on page 8 below.

Bluegreen Corporation	Page 2
November 9, 2009

“We also benefited from decreased cash requirements as a result of lower sales and marketing expenses, and reduced capital spending for inventory and fixed assets. We realized -- either at closing or within thirty days – 42% of our Resorts sales in cash during the third quarter of 2009, up significantly from 22% during the same period last year.”

He continued, “During this process, we have continued to focus on the customer to ensure their continued satisfaction with the Bluegreen Vacation Club. In measuring our success in this regard, we note that during the third quarter of 2009 our Resorts owner base increased, sales to existing owners rose as a percentage of sales, and average sales prices per transaction increased. New prospect conversion rates also improved compared to the same period in 2008. We continue to work with current and potential lenders to extend the maturities of our debt and to secure additional financing. We are also continuing to explore various potential alternatives to obtain new sources of liquidity. At September 30, 2009, our total cash position was $81.6 million and we had receivable-backed credit facilities with revolving capacity of up to $255.0 million with current availability of $52.5 million.”

BLUEGREEN RESORTS

Supplemental Segment Financial Data
Three and Nine Months Ended September 30, 2009 and September 30, 2008
(In 000’s, except percentages)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

Contract sales	$69,862		$154,040		$171,063		$393,858
Recognition (deferral) of sales under timeshare accounting rules	1,992		5,927		12,836		(9,125)
Impact of percentage-of-completion	—		382		—		—

Gross sales of real estate	71,854	100%	160,349	100%	183,899	100%	384,733	100%
Estimated uncollectible VOI notes receivable	(6,877)	(10)%	(24,146)	(15)%	(23,425)	(13)%	(59,308)	(15)%
Gain on sales of notes receivable	—	0%	—	0%	—	0%	8,245	2%

Sales of real estate	64,977	90%	136,203	85%	160,474	87%	333,670	87%
Cost of sales of real estate sales	(22,237)	(31)%	(31,490)	(20)%	(51,895)	(28)%	(75,594)	(20)%

Gross profit	42,740	59%	104,713	65%	108,579	59%	258,076	67%

Fee-Based Sales Commission revenue	7,026	10%	—	0%	7,026	4%	—	0%

Sales of other services	14,711	20%	15,839	10%	41,395	23%	44,868	12%
Cost of sales of other services	(9,558)	(13)%	(11,734)	(7)%	(25,402)	(14)%	(30,059)	(8)%

	5,153	7%	4,105	3%	15,993	9%	14,809	4%

Selling and marketing expense	(32,733)	(45)%	(80,519)	(50)%	(85,918)	(47)%	(219,640)	(57)%
Resorts G & A expense	(4,216)	(6)%	(7,543)	(5)%	(14,150)	(8)%	(21,319)	(6)%

Total Resorts operating expense	(36,949)	(51)%	(88,062)	(55)%	(100,068)	(55)%	(240,959)	(63)%

Resorts operating profit	$17,970	25%	$20,756	13%	$31,530	17%	$31,926	8%

Bluegreen Corporation	Page 3
November 9, 2009

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

Other data (not in 000’s):	Q3 2009	Q3 2008	Q3 2009	Q3 2008

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	57%	49%	55%	46%
Number of VOI sales transactions	7,106	13,846	16,391	35,546
Average sales price per transaction	$11,729	$11,098	$11,317	$11,046
Total marketing prospect tours	44,416	99,800	103,065	260,400
New marketing prospect tours	25,366	72,000	59,737	185,800
Sale-to-tour ratio (total prospects)	16.0%	13.9%	15.9%	13.7%
Sale-to-tour ratio (new prospects)	11.0%	8.8%	11.8%	9.5%
Sales deferred under timeshare accounting rules as of end of period	$10.4 million	$33.7 million
Resorts operating profit deferred under timeshare accounting rules as of end of period	$5.1 million	$19.5 million

Lower Resorts sales during the third quarter of 2009 reflected the deliberate downsizing of the Company’s sales and marketing operations in connection with the Company’s strategic initiatives implemented in the fourth quarter of 2008. During the third quarter of 2009, Bluegreen operated 20 sales offices as compared to 29 sales offices in the third quarter of 2008.

Gross profit declined to 59% from 65% in the third quarter of 2008, representing the sale of high cost vacation ownership interests (VOIs), a result of a change in the mix of inventory sold and the relatively higher cost of VOIs reacquired in connection with consumer loan defaults on previously sold notes receivable.

Selling and marketing expenses as a percentage of gross sales of real estate in the third quarter of 2009 declined to 45% from 50% in the third quarter of 2008. Total Resorts operating expenses (2) also declined to 51% of gross sales of real estate from 55% in the same period one year ago, which also reflects a 44% reduction in Resorts general and administrative expenses. Bluegreen believes that these improvements primarily resulted from the implementation of the Company’s strategic initiatives, as well as reflect that a higher percentage of sales were to existing owners during the third quarter of 2009 (57%) as compared to the third quarter of 2008 (49%). Sales to existing owners generally involve lower marketing costs as compared to sales to new prospects.

Resorts operating profit was $18.0 million, or 25% of gross sales, as compared to $20.8 million, or 13% of gross sales, in the third quarter of 2008.

The number of owners in the Bluegreen Vacation Club increased to 167000 at September 30, 2009 from 164,000 at June 30, 2009. As expected, VOI sales transactions and tour flow declined reflecting the impact of the strategic initiatives; however, both total prospect conversion rates and new prospect conversion rates increased compared to the prior year period. Bluegreen believes this is a reflection of the quality of its products and services, the professionalism of its sales associates and its focus on what it believes to be its most efficient and effective marketing channels.

(2)

Resorts operating expenses excludes the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes.

Bluegreen Corporation	Page 4
November 9, 2009

Delinquencies over 30 days on the total originated and serviced timeshare receivables portfolio at September 30, 2009 were 4.9% of approximately $825 million in receivables portfolio, compared to 4.9% of an approximately $846 million portfolio at June 30, 2009. The average annual default rate rose to 12.7% for the twelve months ended September 30, 2009 from 8.7% for the twelve months ended September 30, 2008. Although Bluegreen believes that the increase in the default rate is primarily a function of the growing unemployment rate in the United States, the Company expects that the performance of loans originated in 2009 will reflect its newly-implemented initiatives, which included new underwriting standards put in place in December 2008 and a focus on obtaining increased down payments at the time of sale.

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three and Nine Months Ended September 30, 2009 and September 30, 2008
(In 000’s, except percentages)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

Sales of real estate	$6,289	100%	$10,704	100%	$13,202	100%	$44,579	100%
Cost of sales of real estate	(6,284)	(100)%	(6,727)	(63)%	(10,870)	(82)%	(24,553)	(55)%

Gross profit	5	0%	3,977	37%	2,332	18%	20,026	45%

Other Communities operations revenues	2,264	36%	2,170	20%	6,203	47%	8,817	20%
Cost of other Communities operations	(3,188)	(51)%	(2,573)	(24)%	(7,887)	(60)%	(8,009)	(18)%

Gross profit (loss) on other operations	(924)	(15)%	(403)	(4)%	(1,684)	(13)%	808	2%

Selling and marketing expense	(972)	(15)%	(2,264)	(21)%	(3,349)	(25)%	(10,611)	(24)%
Communities G& A expense	(1,093)	(17)%	(1,863)	(17)%	(3,559)	(27)%	(5,872)	(13)%

Total Communities operating expense	(2,065)	(32)%	(4,127)	(38)%	(6,908)	(52)%	(16,483)	(37)%

Communities operating profit (loss)	$(2,984)	(47)%	$(553)	(5)%	(6,260)	47)%	$4,351	10%

Other data (not in 000’s):
Average sales price per homesite	$54,356		$79,277		$54,938		$81,137
Sales deferred under percentage-of-completion accounting as of end of period					$0.2 million		$2.5 million
Communities operating profit deferred under percentage-of-completion accounting as of end of period (3)					$0.1 million		$0.7 million

(3)	It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects.

Bluegreen Corporation	Page 5
November 9, 2009

Sales at Bluegreen Communities continue to be adversely impacted by the deterioration of the general economy and the real estate markets, in particular. There has been a decline in demand for the Company’s homesites, especially for higher priced premium homesites. During the third quarter of 2009, the Company significantly reduced prices on completed homesites at certain of its communities. While this promotional pricing generated sales volume during the quarter, it was the primary reason why cost of sales of real estate increased as a percentage of sales. In addition, cost of sales during the third quarter of 2009 was adversely impacted by inventory impairment charges totaling $1.6 million. Bluegreen Communities continues to focus its efforts on reducing its costs in response to declining sales volumes. As a result of a focused effort to reduce costs, Communities general and administrative expenses in the third quarter of 2009 decreased by 41% compared to the third quarter of 2008.

In May 2009, we entered into contracts to sell four golf courses located in North Carolina and Virginia for the combined purchase price of approximately $10.2 million. The combined carrying amount of the assets as of September 30, 2009 was approximately $19.8 million. On September 30, 2009, these contracts expired without the contemplated sales being consummated. However, if in the future these sales are effected or become probable at the previously contracted price, then we would recognize a loss on disposal of approximately $9.5 million. At this time, we are continuing to operate these assets and we anticipate that the golf courses will provide cash flows at an amount sufficient to support their carrying amounts, although this may not continue to be true in the future.

SELECTED OTHER FINANCIAL INFORMATION

Net interest spread (interest income minus interest expense) was $6.3 million for the third quarter of 2009 compared to $8.5 million in the same period last year, reflecting a higher average debt balance. Bluegreen’s debt balance was higher reflecting that virtually all of the Company’s receivable financing activities since March 2008 has been accounted for as on-balance sheet borrowings. Higher interest expense was partially offset by higher interest income earned on notes receivable, both as a result of a higher balance of notes receivable on Bluegreen’s balance sheet and due to an interest rate increase on timeshare notes receivable originated after November 1, 2008.

The Company has signed a non-binding term sheet with Wells Fargo Foothill, LLC (Foothill) to refinance approximately $40.3 million of debt with Wachovia Bank. As contemplated, the maturities would be extended to occur over a 48 month period. In addition, the Company’s existing Foothill receivable-backed credit facility would be expanded and extended. There can be no assurances that this refinancing will occur on favorable terms to the Company or at all, as it is subject to final approval and customary conditions precedent.

On October 28, 2009, the Company and Textron Financial Corporation (Textron) extended the maturity on approximately $7.4 million of debt which previously was to mature within the next twelve months to instead be due over the period through December 31, 2011. In connection with this extension, the Company agreed to terminate the advance period under Textron’s existing $75 million master facility, which was in place primarily for future acquisition and development projects, if any, approved by Textron through April 2010. The Company had previously substantially completed its near-term intended development activities on existing projects under this facility and had no intention to acquire additional projects prior to the expiration of the project approval period under this facility.

Bluegreen Corporation	Page 6
November 9, 2009

The Company has continued to work with its current and potential new lenders to extend or refinance certain debt obligations with near-term maturities. If such obligations are not extended or refinanced when due, the Company’s liquidity and financial position would be materially adversely impacted.

As of

	September 30, 2009	December 31, 2008

Unrestricted cash	$55.0 million	$60.6 million
Book value per share	$12.87	$12.24
Debt-to-equity ratio: recourse and non-recourse debt	1.38:1	1.52:1
Debt-to-equity ratio: recourse debt only	1.05:1	1.16:1

In June 2009, the Financial Accounting Standards Board issued accounting guidance that we believe will require the consolidation of certain special-purpose finance entities into the Company’s financial statements, when adopted by the Company on January 1, 2010. While we have not completed our evaluation of the effects that this change in accounting will have on our financial statements, we anticipate that our net worth, leverage and book value per share will be materially adversely impacted as a result of the reversal of previously recognized sales of notes receivable, the recognition of the related, non-recourse receivable-backed notes payable, and elimination of retained interest in notes receivable sold.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate business segments. Our more than 3,800 employees are passionate about delivering extraordinary experiences for our owners, travelers and business partners. Since 1996, Bluegreen has managed, marketed and sold a flexible, real estate-based vacation ownership plan with more than 215,400 owners, over 53 owned or managed resorts, and access to more than 3,700 resorts worldwide. Since 1985, Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-for-service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company may not be able to refinance or restructure outstanding debt; the Company’s strategic initiatives are not maintained successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may continue to deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-for-service initiatives may not be successful; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2009, Form 10K/A filed on April 30, 2009, and Form 10-Q to be filed on November 9, 2009.

### #### ###

Bluegreen Corporation	Page 7
November 9, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Income
(In 000’s, Except Per Share Data)
(unaudited)

	Three Months Ended		Nine Months Ended

	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

REVENUES:

Vacation ownership sales	$64,977	$136,203	$160,474	$333,670
Homesite sales	6,289	10,704	13,202	44,579

Total sales	71,266	146,907	173,676	378,249

Other resort and communities operations revenue	16,975	18,009	47,598	53,685
Fee-based sales commission revenue	7,026	—	7,026	—
Interest income	16,745	14,870	52,933	38,334
Other income, net	665	—	1,964	—

Total operating revenues	112,677	179,786	283,197	470,268

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	22,237	31,490	51,895	75,594
Homesite cost of sales	6,284	6,727	10,870	24,553

Total cost of sales	28,521	38,217	62,765	100,147

Cost of other resort and communities operations	12,746	14,307	33,289	38,068
Selling, general and administrative expenses	51,274	105,825	138,827	294,133
Interest expense	10,485	6,366	25,920	13,356
Other expense, net	—	948	—	475

Total operating expenses	103,026	165,663	260,801	446,179

Income before non-controlling interests and provision for income taxes	9,651	14,123	22,396	24,089
Provision for income taxes (4)	3,071	4,180	2,713	7,147

Net income	$6,580	$9,943	$19,683	$16,942
Less: Net income attributable to non-controlling interest	2,647	3,122	5,383	5,280

Net income attributable to Bluegreen Corporation	$3,933	$6,821	$14,300	$11,662

Net income per share
Basic:	$0.13	$0.22	$0.46	$0.37

Diluted:	$0.13	$0.21	$0.46	$0.37

Weighted average number of common and common equivalent shares:
Basic:	31,093	31,250	31,079	31,230

Diluted:	31,109	31,822	31,085	31,482

(4) Provision for income taxes for the nine months ended September 30, 2009 included an adjustment to deferred income taxes in the second quarter of 2009 of approximately $4.6 million, a result of certain temporary book and tax difference becoming permanent. Excluding this benefit, Bluegreen estimates its effective tax rate for the 2009 nine-month period to be approximately 43%.

Bluegreen Corporation	Page 8
November 9, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	September 30, 2009	December 31, 2008

	(Unaudited)
ASSETS

Cash and cash equivalents (unrestricted)	$55,040	$60,561
Cash and cash equivalents (restricted)	26,515	21,214

Total cash and cash equivalents	81,555	81,775
Contracts receivable, net	4,140	7,452
Notes receivable, net	323,630	340,644
Prepaid expenses	11,201	9,801
Other assets	35,273	27,488
Inventory, net	515,032	503,269
Retained interests in notes receivable sold	82,712	113,577
Property and equipment, net	107,246	109,501

Total assets	$1,160,789	$1,193,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$9,863	$24,900
Accrued liabilities and other	50,142	52,283
Deferred income	16,824	29,854
Deferred income taxes	90,685	91,802
Receivable-backed notes payable	243,617	249,117
Lines-of credit and notes payable	201,947	222,739
Junior subordinated debentures	110,827	110,827

Total liabilities	723,905	781,522

Total equity	436,884	411,985

Total liabilities and shareholders’ equity	$1,160,789	$1,193,507

BLUEGREEN CORPORATION
Reconciliation of Resort Operating Profit and Communities Operating Profit (Loss) to Income Before
Non-controlling Interest and Income Taxes
(in 000’s)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Resort operating profit	$17,970	$20,756	$31,530	$31,926
Communities operating profit (loss)	(2,984)	(553)	(6,260)	4,351
Interest Income	16,745	14,870	52,933	38,334
Other income (expense), net	665	(948)	1,964	(475)
Corporate general and administrative expenses	(12,260)	(13,636)	(31,851)	(36,691)
Interest expense	(10,485)	(6,366)	(25,920)	(13,356)

Income before non-controlling interest and provision for income taxes	$9,651	$14,123	$22,396	$24,089